Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Reports Second-quarter Results;
Increases Full-year EPS Guidance

Company Reiterates Full-year Revenue and Operating Income Outlook

MOUNTAIN VIEW, Calif. - Feb. 21, 2013 - Intuit Inc. (Nasdaq: INTU) today announced financial results for its second fiscal quarter, which ended Jan. 31, and reiterated revenue and operating income guidance for the full fiscal year 2013. The company also increased earnings per share guidance to reflect the benefit of the R&D tax credit.
Unless otherwise noted, all growth rates refer to the current fiscal period versus the comparable prior-year period. Where applicable, the business metrics and associated growth rates refer to worldwide business results.
Highlights

•
Recorded second-quarter revenue of $968 million, down 3 percent from last year and in line with the revised outlook provided on Feb. 7. Adjusting for the estimated shift in tax revenue from the second to the third fiscal quarter due to late legislation and Internal Revenue Service delays, revenue growth would have been approximately 10 percent.

•	Gained momentum with its connected services strategy; 45 million of Intuit's 60 million customers are using the company's hosted solutions.

•	Increased total Small Business Group revenue 16 percent for the quarter, led by online customer growth in Payment Solutions and Financial Management Solutions, including Demandforce.

•	Expects third-quarter revenue of $2.215 billion to $2.275 billion, growth of 15 to 18 percent.

Intuit Second Quarter Fiscal 2013 Earnings

•	Reiterated revenue and operating income outlook and increased earnings per share, or EPS, guidance for full fiscal year 2013.

Snapshot of Second-quarter Results

	GAAP			Non-GAAP
	Q2 FY13	Q2 FY12	Change	Q2 FY13	Q2 FY12	Change
Revenue	$968	$999	(3)%	$968	$999	(3)%
Operating Income	$93	$195	(52)%	$153	$251	(39)%
EPS	$0.23	$0.39	(41)%	$0.33	$0.52	(37)%

Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites as discontinued operations and to exclude its results from non-GAAP EPS.
CEO Perspective
“Our second-quarter results are in line with our updated outlook,” said Brad Smith, Intuit's president and chief executive officer. “Looking at the big picture, we see a secular theme - the adoption of cloud-based services - continuing to drive growth across all of our businesses. Small business subscribers grew double digits in the second quarter and mobile offerings continue to be a catalyst for growth with more than 50 applications across various mobile platforms and devices.
“The shift to digital solutions is the driving force behind the tax business as well. While it is very early in the season, initial results from the first few weeks of February and early indicators are giving us confidence we're on track for the season and the fiscal year.
“Quarterly shifts aside, we know about 140 million people will have to file taxes by April 15. And we've got a strong game plan to help tax filers keep more of their hard-earned money and receive expert advice when they need it,” Smith said.

Intuit Second Quarter Fiscal 2013 Earnings

Quarterly Business Segment Results and Highlights
Total Small Business Group revenue grew 16 percent for the quarter, 11 percent excluding Demandforce. Connected services offerings continued to attract online small business customers.

•
Financial Management Solutions revenue increased 17 percent for the quarter, 6 percent excluding Demandforce. QuickBooks Online subscribers grew 28 percent. Demandforce, acquired in May 2012, contributed strong subscriber growth of 57 percent.

•	Employee Management Solutions revenue grew 13 percent. Online payroll subscribers grew 19 percent.

•	Payment Solutions revenue grew 18 percent for the quarter. Card transaction volume grew 10 percent, driven by customer acquisition in Intuit's GoPayment mobile payment solution.
Consumer Tax

•	Consumer Tax revenue was $215 million for the quarter. Intuit expects Consumer Tax segment revenue growth of 8 to 10 percent for the full fiscal year.

•	Consumer preferences continue trending toward digital and do-it-yourself tax software. TurboTax is a clear leader among customers:

▪	Intuit's mobile tax prep app, SnapTax, received more than 8,000 ratings with an average of 5 stars, in the Apple App Store.

▪	TurboTax Online won PC Magazine's Editors' Choice, a distinction held for more than 10 years running.
Accounting Professionals

•	Accounting Professionals revenue declined 7 percent in the quarter as expected, and is included in segment guidance of 5 to 8 percent growth for the full fiscal year.
Financial Services

•	Financial Services revenue increased 1 percent for the quarter, 6 percent adjusting for the March 2012 sale of the corporate banking business and the

Intuit Second Quarter Fiscal 2013 Earnings

addition of Mint revenue. Higher mobile banking revenue continued to drive revenue growth.
Other Businesses

•
Other Businesses revenue, which includes Quicken, Intuit Health, and Intuit's global business, declined 10 percent for the quarter, 3 percent when adjusted for the transfer of Mint revenue to the Financial Services segment.

•	Global small business revenue increased 16 percent, driven by QuickBooks Online, which now has more than 24,000 paid subscribers outside the U.S. and trial users in more than 160 countries.
Quarterly Dividend
Intuit paid a quarterly cash dividend of $0.17 per share, totaling $51 million, during the second quarter of fiscal 2013. Intuit's board of directors approved a new quarterly cash dividend of $0.17 to be paid on April 18 to shareholders of record as of the close of business on April 10.
Stock Repurchase Program
Intuit repurchased $100 million of its common stock during the second quarter of fiscal 2013, bringing repurchases to a total of $200 million for the first half of the fiscal year. At the end of the quarter the current authorization had $1.5 billion remaining for stock repurchases through August 2014.
CFO Perspective
“Across the company we're benefiting from the tailwinds toward more digital, connected services,” said Neil Williams, Intuit's chief financial officer. “In Tax and Small Business, the shift to digital solutions continues to add recurring revenue streams and favorable lifetime value economics. With plenty of tax season ahead, we are focused beyond quarterly shifts, looking at the full year. With a proven strategy in place, we are also committed to building the foundation for long-term growth and increased shareholder value.”
Forward-looking Guidance
Intuit reiterated revenue and operating income guidance for full fiscal year 2013, which ends July 31, and increased EPS guidance for the retroactive extension of the research and development tax credit. The company now expects:

Intuit Second Quarter Fiscal 2013 Earnings

•	Revenue of $4.55 billion to $4.65 billion, growth of 10 to 12 percent.

•	GAAP operating income of $1.315 billion to $1.345 billion, growth of 12 to 14 percent.

•	Non-GAAP operating income of $1.57 billion to $1.60 billion, growth of 12 to 14 percent.

•	GAAP diluted EPS of $2.96 to $3.02, growth of 14 to 16 percent.

•	Non-GAAP diluted EPS of $3.40 to $3.46, growth of 14 to 16 percent.
For the third quarter of fiscal 2013, Intuit expects:

•	Revenue of $2.215 billion to $2.275 billion, growth of 15 to 18 percent.

•	GAAP operating income of $1.290 billion to $1.315 billion, growth of 16 to 18 percent.

•	Non-GAAP operating income of $1.350 billion to $1.375 billion, growth of 17 to 19 percent.

•	GAAP diluted EPS of $2.83 to $2.88, growth 17 to 19 percent.

•	Non-GAAP diluted EPS of $2.99 to $3.04, growth of 19 to 21 percent.
Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Feb. 21. To hear the call, dial 866-731-8333 in the United States or 973-935-8686 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit's Investor Relations website after the call ends.
Replay Information
A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1604411. The audio webcast will remain available on Intuit's website for one week after the conference call.
About Intuit Inc.
Intuit Inc. is a leading provider of innovative business and financial management solutions for small businesses, consumers, accounting professionals and financial institutions. Its flagship products and services that include QuickBooks®, TurboTax® and Quicken® help

Intuit Second Quarter Fiscal 2013 Earnings

customers solve important business and financial management problems, such as running a small business, paying bills, filing income taxes, or managing personal finances. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants. Intuit Financial Services provides digital banking solutions to banks and credit unions that help them make it easier for their customers to manage money and pay bills.
Founded in 1983, Intuit had annual revenue of $4.15 billion in its fiscal year 2012. The company has approximately 8,500 employees with major offices in the United States, Canada, the United Kingdom, India, Singapore and other locations. More information can be found at www.intuit.com.

###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of Intuit's future expected financial results; expectations regarding growth from connected services and from current or future products and services; expectations regarding the amount and timing of any future dividends and share repurchases; its prospects for the business in fiscal 2013; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to

Intuit Second Quarter Fiscal 2013 Earnings

develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2012 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 21, 2013, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2013	January 31, 2012	January 31, 2013	January 31, 2012
Net revenue:
Product	$402	$419	$629	$641
Service and other	566	580	986	933
Total net revenue	968	999	1,615	1,574
Costs and expenses:
Cost of revenue:
Cost of product revenue	40	52	72	84
Cost of service and other revenue	162	150	307	282
Amortization of acquired technology	6	3	11	6
Selling and marketing	372	330	623	546
Research and development	179	164	357	327
General and administrative	109	95	207	187
Amortization of other acquired intangible assets	7	10	14	31
Total costs and expenses [A]	875	804	1,591	1,463
Operating income from continuing operations	93	195	24	111
Interest expense	(7)	(15)	(15)	(30)
Interest and other income, net	1	3	3	14
Income before income taxes	87	183	12	95
Income tax provision (benefit) [B]	16	62	(8)	32
Net income from continuing operations	71	121	20	63
Net income (loss) from discontinued operations [C]	—	(3)	32	(9)
Net income	$71	$118	$52	$54

Basic net income per share from continuing operations	$0.24	$0.41	$0.07	$0.21
Basic net income (loss) per share from discontinued operations	—	(0.01)	0.11	(0.03)
Basic net income per share	$0.24	$0.40	$0.18	$0.18
Shares used in basic per share calculations	296	297	296	298

Diluted net income per share from continuing operations	$0.23	$0.40	$0.07	$0.21
Diluted net income (loss) per share from discontinued operations	—	(0.01)	0.10	(0.03)
Diluted net income per share	$0.23	$0.39	$0.17	$0.18
Shares used in diluted per share calculations	303	306	302	307

Dividends declared per common share	$0.17	$0.15	$0.34	$0.30
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Six Months Ended
(in millions)	January 31, 2013	January 31, 2012	January 31, 2013	January 31, 2012
Cost of revenue	$2	$2	$4	$3
Selling and marketing	17	15	35	29
Research and development	14	14	28	26
General and administrative	14	12	29	25
Total share-based compensation expense	$47	$43	$96	$83

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rate for the three months ended January 31, 2013 was approximately 18%. Excluding discrete tax benefits primarily related to the retroactive reinstatement of the federal research and experimentation credit as described below, our effective tax rate for the three months ended January 31, 2013 was approximately 33% and did not differ significantly from the federal statutory rate of 35%. Our effective tax rate for the three months ended January 31, 2012 was approximately 34% and did not differ significantly from the federal statutory rate of 35%.

We recorded an $8 million tax benefit on pretax income of $12 million for the six months ended January 31, 2013. Excluding discrete tax benefits primarily related to the retroactive reinstatement of the federal research and experimentation credit as described below, our effective tax rate for that period was approximately 33% and did not differ significantly from the federal statutory rate of 35%. Our effective tax rate for the six months ended January 31, 2012 was approximately 33% and did not differ significantly from the federal statutory rate of 35%.
In January 2013 the American Taxpayer Relief Act of 2012 was signed into law. The Act includes a reinstatement of the federal research and experimentation credit through December 31, 2013 that was retroactive to January 1, 2012. We recorded a discrete tax benefit for the retroactive effect during the three and six months ended January 31, 2013.

[C]
On September 17, 2012 we sold our Intuit Websites business, which was a component of our Financial Management Solutions reporting segment, for approximately $60 million in cash and recorded a gain on disposal of approximately $32 million, net of income taxes.

We determined that Intuit Websites became discontinued operations in the fourth quarter of fiscal 2012. We have therefore segregated the operating results of Intuit Websites from continuing operations in our statements of operations for all periods prior to the sale. Net revenue from Intuit Websites was $9 million for the six months ended January 31, 2013. Net revenue from Intuit Websites was $19 million for the three months ended January 31, 2012 and $38 million for the six months ended January 31, 2012.
Net assets held for sale at July 31, 2012 consisted primarily of operating assets and liabilities that were not material, so we have not segregated them on our balance sheets. Because operating cash flows from the Intuit Websites business were also not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2013	January 31, 2012	January 31, 2013	January 31, 2012
GAAP operating income from continuing operations	$93	$195	$24	$111
Amortization of acquired technology	6	3	11	6
Amortization of other acquired intangible assets	7	10	14	31
Share-based compensation expense	47	43	96	83
Non-GAAP operating income from continuing operations	$153	$251	$145	$231

GAAP net income	$71	$118	$52	$54
Amortization of acquired technology	6	3	11	6
Amortization of other acquired intangible assets	7	10	14	31
Share-based compensation expense	47	43	96	83
Net gains on debt securities and other investments	2	—	2	(11)
Income tax effect of non-GAAP adjustments	(24)	(19)	(43)	(37)
Discrete income tax benefit of the retroactive reinstatement of the federal research and experimentation credit	(9)	—	(9)	—
Net income (loss) from discontinued operations	—	3	(32)	9
Non-GAAP net income	$100	$158	$91	$135

GAAP diluted net income per share	$0.23	$0.39	$0.17	$0.18
Amortization of acquired technology	0.02	0.01	0.03	0.02
Amortization of other acquired intangible assets	0.02	0.03	0.04	0.10
Share-based compensation expense	0.16	0.14	0.32	0.27
Net gains on debt securities and other investments	0.01	—	0.01	(0.04)
Income tax effect of non-GAAP adjustments	(0.08)	(0.06)	(0.14)	(0.12)
Discrete income tax benefit of the retroactive reinstatement of the federal research and experimentation credit	(0.03)	—	(0.03)	—
Net income (loss) from discontinued operations	—	0.01	(0.10)	0.03
Non-GAAP diluted net income per share	$0.33	$0.52	$0.30	$0.44

Shares used in diluted per share calculation	303	306	302	307
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31, 2013	July 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$399	$393
Investments	279	351
Accounts receivable, net	541	183
Income taxes receivable	157	53
Deferred income taxes	142	184
Prepaid expenses and other current assets	110	69
Current assets before funds held for customers	1,628	1,233
Funds held for customers	284	290
Total current assets	1,912	1,523

Long-term investments	88	75
Property and equipment, net	599	567
Goodwill	2,191	2,200
Acquired intangible assets, net	187	213
Other assets	112	106
Total assets	$5,089	$4,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$213	$157
Accrued compensation and related liabilities	183	231
Deferred revenue	649	443
Other current liabilities	267	144
Current liabilities before customer fund deposits	1,312	975
Customer fund deposits	284	290
Total current liabilities	1,596	1,265

Long-term debt	499	499
Other long-term obligations	202	176
Total liabilities	2,297	1,940

Stockholders’ equity	2,792	2,744
Total liabilities and stockholders’ equity	$5,089	$4,684

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2013	January 31, 2012	January 31, 2013	January 31, 2012
Cash flows from operating activities:
Net income	$71	$118	$52	$54
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42	44	82	88
Amortization of acquired intangible assets	16	17	30	45
Share-based compensation expense	47	43	96	83
Pre-tax gain on sale of discontinued operations	—	—	(53)	—
Deferred income taxes	(5)	(12)	48	(17)
Tax benefit from share-based compensation plans	12	15	56	45
Excess tax benefit from share-based compensation plans	(12)	(14)	(56)	(43)
Other	5	8	9	2
Total adjustments	105	101	212	203
Changes in operating assets and liabilities:
Accounts receivable	(357)	(426)	(358)	(421)
Prepaid expenses, income taxes receivable and other assets	(17)	60	(145)	(18)
Accounts payable	46	45	58	84
Accrued compensation and related liabilities	48	27	(48)	(47)
Deferred revenue	233	207	217	182
Income taxes payable	1	—	1	1
Other liabilities	126	128	122	112
Total changes in operating assets and liabilities	80	41	(153)	(107)
Net cash provided by operating activities	256	260	111	150
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(123)	(146)	(210)	(343)
Sales of available-for-sale debt securities	109	130	190	266
Maturities of available-for-sale debt securities	74	48	95	89
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(75)	(9)	6	84
Net change in customer fund deposits	75	9	(6)	(84)
Purchases of property and equipment	(45)	(48)	(115)	(92)
Proceeds from divestiture of businesses	—	—	60	—
Other	(17)	1	(22)	15
Net cash used in investing activities	(2)	(15)	(2)	(65)
Cash flows from financing activities:
Net proceeds from issuance of treasury stock under employee stock plans	68	61	141	106
Purchases of treasury stock	(100)	(331)	(200)	(586)
Cash dividends paid to stockholders	(51)	(44)	(101)	(89)
Excess tax benefit from share-based compensation plans	12	14	56	43
Net cash used in financing activities	(71)	(300)	(104)	(526)
Effect of exchange rates on cash and cash equivalents	—	(1)	1	(4)
Net increase (decrease) in cash and cash equivalents	183	(56)	6	(445)
Cash and cash equivalents at beginning of period	216	333	393	722
Cash and cash equivalents at end of period	$399	$277	$399	$277

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending April 30, 2013
Revenue	$2,215	$2,275	$—		$2,215	$2,275
Operating income	$1,290	$1,315	$60	[a]	$1,350	$1,375
Diluted earnings per share	$2.83	$2.88	$0.16	[b]	$2.99	$3.04

Twelve Months Ending July 31, 2013
Revenue	$4,550	$4,650	$—		$4,550	$4,650
Operating income	$1,315	$1,345	$255	[c]	$1,570	$1,600
Diluted earnings per share	$2.96	$3.02	$0.44	[d]	$3.40	$3.46
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $48 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $7 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $208 million; amortization of acquired technology of approximately $20 million; and amortization of other acquired intangible assets of approximately $27 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 21, 2013 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and certain discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.